Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1847269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2210 Woodland Drive Manitowoc, Wisconsin	54220
(Address of Principal Executive Offices)	(Zip Code)

Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan

(Full title of the plan)

William T. Hull

Chief Financial Officer

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(920) 892-9340

(Name, address and telephone number, including area
code, of agent for service)

Copy to: Steven R. Barth, Esq. Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	1,750,000 shares	$1.33	$2,327,500	$234.38
Common Share Purchase Rights	1,750,000 rights	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock (and Common Share Purchase Rights) that may become issuable in accordance with the adjustment and anti-dilution provisions of the Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Common Stock on the Nasdaq Capital Market on August 3, 2016.
(3)	The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Orion Energy Systems, Inc. (hereinafter referred to as the “Company” or the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated herein by reference:

1.	The Company’s latest Annual Report on Form 10-K for the year ended March 31, 2016;

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016;

3.	The Company’s Current Reports on Form 8-K filed on July 8, 2016 and August 4, 2016; and

4.	The description of the Company’s common stock and common share purchase rights contained in or incorporated into the Company’s Registration Statement on Form 8-A, filed June 15, 2015, and any amendment or report updating that description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company’s amended and restated bylaws provide that, to the fullest extent permitted or required by Wisconsin law, the Company will indemnify all of its directors and officers, any trustee of any of its employee benefit plans, and person who is serving at its request as a director, officer, employee or agent of another entity, against certain liabilities and losses incurred in connection with these positions or services. The Company will indemnify these parties to the extent the parties are successful in the defense of a proceeding and in proceedings in which the party is not successful in defense of the proceeding unless, in the latter case only, it is determined that the party breached or failed to perform his or her duties to the Company and this breach or failure constituted:

•	a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•	a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

The Company’s amended and restated bylaws provide that it is required to indemnify its directors and executive officers and may indemnify the Company’s employees and other agents to the fullest extent required or permitted by Wisconsin law. Additionally, the Company’s amended and restated bylaws require it under certain circumstances to advance reasonable expenses incurred by a director or officer who is a party to a proceeding for which indemnification may be available.

Wisconsin law further provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Under Wisconsin law, a director is not personally liable for breach of any duty resulting solely from his or her status as a director, unless it is proved that the director’s conduct constituted conduct described in the bullet points above. In addition, the Company carries directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on August 9, 2016.

ORION ENERGY SYSTEMS, INC.

By:	/s/ John H Scribante
John H. Scribante
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on August 9, 2016. Each person whose signature appears below constitutes and appoints John H. Scribante and William T. Hull, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ John H. Scribante John H. Scribante	Chief Executive Officer and Director (Principal Executive Officer)

/s/ William T. Hull William T. Hull	Chief Financial Officer, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Michael W. Altschaefl Michael W. Altschaefl	Chairman of the Board

/s/ James R. Kackley James R. Kackley	Director

/s/ Kenneth L. Goodson, Jr. Kenneth L. Goodson, Jr.	Director

/s/ Anthony L. Otten Anthony L. Otten	Director

/s/ Michael J. Potts Michael J. Potts	Director

Elizabeth Gamsky Rich	Director

/s/ Mark C. Williamson Mark C. Williamson	Director

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

(4.1)	Amended and Restated Articles of Incorporation of Orion Energy Systems, Inc. [Incorporated by reference to Exhibit 3.3 to the Company’s Form S-1 filed August 20, 2007 (Reg. No. 333-145569)].

(4.2)	Amended and Restated Bylaws of Orion Energy Systems, Inc. [Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q filed November 8, 2013 (File No. 001-33887)].

(4.3)	Rights Agreement, dated as of January 7, 2009, between Orion Energy Systems, Inc. and Wells Fargo Bank, N.A., which includes as Exhibit A thereto the Form of Right Certificate and as Exhibit B thereto the Summary of Common Share Purchase Rights [Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed January 8, 2009 (File No. 001-33887)]].

(4.4)	Orion Energy Systems, Inc. 2016 Omnibus Incentive Plan [Incorporated by reference to Annex A to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on Schedule 14A on July 8, 2016 (File No. 001-33887)].

(4.5)	Form of Non-Employee Director Tandem Restricted Stock and Cash Award Agreement.*

(4.6)	Form of Non-Employee Director Restricted Stock Award Agreement.*

(4.7)	Form of Executive Tandem Restricted Stock and Cash Award Agreement.*

(4.8)	Form of Executive Restricted Stock Award Agreement.*

(5)	Opinion of Foley & Lardner LLP (including consent of counsel).*

(23.1)	Consent of BDO USA, LLP.*

(23.2)	Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).*

(24)	Powers of Attorney (included on the signature page to this Registration Statement).*

*	Filed herewith.

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